Exhibit 21.2

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Subsidiaries of American Equity Investment Life Holding Company

State of
Incorporation
Insurance Subsidiaries:
American Equity Investment Life Insurance Company	Iowa
American Equity Investment Life Insurance Company of New York	New York
Eagle Life Insurance Company	Iowa
Noninsurance Subsidiaries:
American Equity Investment Service Company	Iowa
American Equity Properties, L.C.	Iowa
American Equity Capital, Inc.	Iowa
American Equity Capital Trust I	Iowa
American Equity Capital Trust II	Iowa
American Equity Capital Trust III	Iowa
American Equity Capital Trust IV	Iowa
American Equity Capital Trust V	Iowa
American Equity Capital Trust VI	Iowa
American Equity Capital Trust VII	Iowa
American Equity Capital Trust VIII	Iowa
American Equity Capital Trust IX	Iowa
American Equity Capital Trust X	Iowa
American Equity Capital Trust XI	Iowa
American Equity Capital Trust XII	Iowa
AERL, L.C.	Iowa